EXHIBIT 99.1

AsiaInfo Reports First Quarter 2008 Results

•	First quarter 2008 total revenue increases 16% year over year[1]

•	First quarter 2008 net revenue (Non-GAAP)[2] increases 31% year over year

•	Company exceeds EPS guidance for the first quarter of 2008

•	Company repurchases 166,400 shares under its share repurchase program extended on February 27, 2008

BEIJING/SANTA CLARA, Calif. – April 23, 2008 – AsiaInfo Holdings, Inc. (Nasdaq: ASIA), (“AsiaInfo” or the “Company”) a leading provider of telecom software solutions and IT security products and services in China, today announced financial results for the quarter ended March 31, 2008.

In the first quarter, AsiaInfo announced several significant contracts with China’s telecom carriers, including an agreement to develop a Business Operation Support System (“BOSS”) for China Mobile in Henan Province. This contract increased the company’s market share within the China Mobile market and extended its geographic reach into Henan Province. Additionally, the company signed contracts to upgrade Beijing Mobile’s Business Intelligence (“BI”) system, Shanghai Mobile’s BOSS system, Zhejiang Mobile’s BOSS and BI systems and China Mobile’s BOSS system in Inner Mongolia. The company also signed a contract with Shandong Netcom to provide additional billing software licenses to support their continuous subscriber growth and signed a contract with China Mobile to upgrade its WLAN authentication and billing system to account for an expected increase in demand during the 2008 Beijing Olympic Games.

“We are encouraged by our strong execution during the first quarter,” said Steve Zhang, AsiaInfo’s president and chief executive officer. “Widespread acceptance for our leading suite of telecom software and IT security products helped us deliver year-over-year total revenue and net revenue (Non-GAAP) growth of over 16% and 31%, respectively, and exceed EPS guidance during the quarter despite uncertainty surrounding China’s pending telecom restructuring. With deep relationships among China’s largest carriers, expanded market share during the quarter, as well as the unique business opportunities presented by the 2008 Beijing Olympic Games, we are confident in our ability to achieve our annual goals.”

First Quarter 2008 Financial Results

Total revenue for the first quarter of 2008 was US$35.0 million, an increase of 16% year over year and a decrease of 14% sequentially. The year-over-year increase was mainly driven by an increase in software products and solutions revenue while the sequential decrease was mainly a result of a seasonal trend of lower sales in the Lenovo-AsioInfo business unit.

Meeting guidance, net revenue (Non-GAAP) for the first quarter of 2008 was US$30.7 million, an increase of 31% year over year and a decrease 12% sequentially.

Exceeding guidance, net income from continuing operations for the first quarter of 2008 was US$4.3 million, or US$0.10 per basic share. This compares to US$5.0 million or US$0.12 per basic share in the year-ago period, which included a one-time gain on settlement of escrow of $2.7 million. Income from continuing operations was US$6.6 million or US$0.15 per basic share in the previous quarter. The year-over-year decrease was mainly due to the one-time gain on settlement of escrow. Compared to the fourth quarter of 2007, the decrease reflects a seasonal trend of fewer sales in the first quarter for the Lenovo-AsiaInfo business unit.

In the first quarter of 2008, gross margin was 51% compared to 43% in the year-ago period and 48% in the previous quarter. The improvement in gross margin primarily reflects the decreases in the percentage of revenue generated from third-party hardware. Gross profit as a percentage of net revenue (Non-GAAP) was 58% in the first quarter of 2008 compared to 55% in the year-ago period and 56% in the previous quarter. Gross margins have remained relatively stable for the last few quarters, but the company noted that several high-margin projects helped increase margins slightly during the quarter.

[1]	Compared to the same time period in the previous year.
[2]	Net revenue (Non-GAAP), a non-GAAP measure, represents total revenue net of third party hardware costs. A reconciliation of net revenue (Non-GAAP) to GAAP revenue is provided at the end of this press release.

Total revenue for AsiaInfo’s telecom business increased 15% year over year and decreased 4% sequentially. Net revenue (Non-GAAP) for AsiaInfo’s telecom business increased 31% year over year and remained stable sequentially. The year-over-year increases reflect a strong uptake for the company’s telecom software solutions, which help telecom carriers manage and diversify their product offerings. The sequential decrease in total revenue for the telecom business was mainly due to lower third party hardware sales in the first quarter of 2008. The Lenovo-AsiaInfo business unit’s total revenue and net revenue (Non-GAAP) increased 33% and 25% year-over-year and decreased 60% and 62% sequentially, respectively. The notable year-over-year increases reflect a concentrated effort to improve operations in this division. Sequentially, the first quarter is seasonally the weakest as customers typically make purchases of IT security products during the second half of the year. Please refer to the end of this press release for condensed segmented financial results for AsiaInfo’s two business units.

Revenue from software products and solutions for the first quarter of 2008 was US$27.1 million, an increase of 38% year over year and a decrease of 11% sequentially. Service revenue was US$3.3 million, a decrease of 6% year over year and 23% sequentially. Third-party hardware revenue was US$4.5 million, a decrease of 34% year-over-year and 25% sequentially. Compared to the fourth quarter of 2007, revenue generally decreased due to normal seasonal fluctuation between the fourth and first quarters. Service revenue and third party hardware revenue have been generally decreasing year over year as the company focuses on its high-margin software solutions business. However, from time to time the company offers hardware as part of a total solution, in response to customer requests.

In the first quarter of 2008, the Lenovo-AsiaInfo business unit contributed approximately 8.4% to total revenue, including a 9.9% contribution to software products and solutions revenue and a 1.1% contribution to service revenue and 8.9% to net revenue (Non-GAAP). The Lenovo-AsiaInfo business unit contributed 7.3% and 9.3% to the company’s total revenue and net revenue (Non-GAAP), respectively in the year-ago period and 17.8% and 20.5% in the fourth quarter of 2007.

Total operating expenses for the first quarter of 2008 were US$15.2 million, an increase of 25% year over year and 4% sequentially. Sales and marketing expenses increased mainly due to higher accrued sales commission expenses, which were a result of a higher number of new contracts. General and administrative expenses increased in the first quarter of 2008 mainly due to the recovery of bad debts in the year-ago period and the previous quarter. Research and development expenses increased in line with the company’s strategy of continuing to invest in research and development capabilities to position itself for future market opportunities.

Income from operations for the first quarter of 2008 was $2.7 million, a decrease of 23% year over year and 46% sequentially. Operating income in the first quarter of 2007 included a one-time gain of US$2.7 million from the settlement of an escrow account with Lenovo. Operating margin of net revenue (Non-GAAP) was 8.7% for the first quarter of 2008, as compared to 14.8% for the year-ago period and 14.3% for the previous quarter. Without this one-time gain, operating margin of net revenue (Non-GAAP) for the first quarter of 2007 would have been 3.1%. Sequentially, the decrease is due to traditionally weak sales in the first quarter of the year for the Lenovo-AsiaInfo business unit.

Other income for the first quarter of 2008 was US$2.3 million, an increase of 55% year over year and an increase of 54% sequentially. The year over year and sequential increases reflect higher investment returns, including interest income, dividend income and gain on sales.

In the first quarter of 2008, AsiaInfo recorded total net income of US$5.3 million or US$0.12 per basic share. This compares to net income of US$6.4 million or US$0.15 per basic share in the year-ago period, which included a one-time gain from settlement of escrow of $2.7 million, and US$8.5 million or US$0.19 per basic share in the previous quarter. Net income decreased 18% year-over-year and 38% sequentially.

Net income excluding share-based compensation expense, amortization, after-tax dividend income and gain on discontinued operations (Non-GAAP net income)3 was US$5.2 million in the first quarter of 2008 or US$0.12 per basic share. Non-GAAP net income in the year-ago period was US$3.3 million or US$0.08 per basic share. Non-GAAP net income in the previous quarter was US$8.1 million or US$0.18 per basic share. Non-GAAP net income increased 58% year over year and decreased 36% sequentially.

On February 27, 2008, AsiaInfo announced the extension of its share repurchase program, originally announced on

September 11, 2007. During the first quarter of 2008, AsiaInfo repurchased 166,400 shares of its common stock.

[3]	Non-GAAP net income and non-GAAP EPS measures exclude certain non-cash expense and income, including share-based compensation expenses, amortization expenses of acquired intangible assets, after-tax dividend income, gain on discontinued operations, and other operating income. A reconciliation of these non-GAAP measures to the most comparable GAAP measures is provided at the end of the press release.

As of March 31, 2008, AsiaInfo had cash and cash equivalents, restricted cash and short-term investments totaling US$213.0 million. Operating cash flow in the first quarter of 2008 was a net inflow of approximately US$0.5 million.

Second Quarter 2008 Guidance

AsiaInfo expects second quarter 2008 net income from continuing operations per basic share to be in the range of US$0.12 to US$0.13, an increase of 100% to 116% year over year and net revenue (Non-GAAP) to be in the range of US$33 million to US$34 million, an increase of 24% to 28% year over year.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands of US$, except shares and per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31,
	2008	2007	2007
Revenues:
Software products and solutions	$27,139	$19,600	$30,437
Service	3,341	3,569	4,329
Third party hardware	4,526	6,886	6,005

Total revenues	35,006	30,055	40,771

Cost of revenues:
Software products and solutions	11,156	8,973	13,296
Service	1,714	1,696	2,182
Third party hardware	4,296	6,542	5,705

Total cost of revenues	17,166	17,211	21,183

Gross profit	17,840	12,844	19,588
Operating expenses:
Sales and marketing	7,895	6,070	7,843
General and administrative	2,609	1,948	1,876
Research and development	4,658	4,086	4,865

Total operating expenses	15,162	12,104	14,584

Gain on settlement of escrow	—	2,734	—

Income from operations	2,678	3,474	5,004
Other income:
Interest income	1,215	1,122	1,336
Dividend income	219	435	311
Gain on investments	1,174	25	53
Other expense, net	(274)	(72)	(183)

Total other income, net	2,334	1,510	1,517

Income before provision for income taxes and discontinued operations	5,012	4,984	6,521
Provision for income taxes	733	33	(92)

Income from continuing operations	4,279	4,951	6,613

Discontinued Operations
Gain on sales of discontinued components	980	1,445	—
Recovery of loss on sales of discontinued components	—	—	1,848

Income from discontinued operations	980	1,445	1,848

Net income	5,259	6,396	8,461

Income from continuing operations per share:
Basic	$0.10	$0.12	$0.15
Diluted	$0.09	$0.11	$0.14
Income from discontinued operations per share:
Basic	$0.02	$0.03	$0.04
Diluted	$0.02	$0.03	$0.04
Net income per share
Basic	$0.12	$0.15	$0.19
Diluted	$0.11	$0.14	$0.18
Weighted average shares used in computation:
Basic	44,793,694	43,150,828	44,445,634
Diluted	46,386,208	44,688,122	46,389,325

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of US$, except share and per share amounts)

	As at
	Mar 31, 2008	Dec 31, 2007(1)
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$154,994	$148,834
Restricted cash	13,458	16,026
Short term investments	44,587	49,735
Accounts receivable, net	54,074	45,233
Inventories	10,677	8,023
Other receivable	3,755	3,426
Deferred income taxes-current	1,693	1,693
Prepaid expenses and other current assets	6,505	6,526

Total current assets	$289,743	$279,496

Long term investment	1,988	1,911
Property and equipment- net	2,376	2,344
Other acquired intangible assets, net	3,661	3,979
Deferred income tax assets- non-current	1,032	1,032
Goodwill	19,971	19,707

Total Assets	$318,771	$308,469

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities:
Accounts payable	$20,385	$23,095
Accrued expenses	12,309	12,671
Deferred revenue	37,797	29,093
Accrued employee benefits	21,865	20,724
Other payables	5,202	5,651
Income taxes payable	1,402	2,310
Other taxes payable	6,064	4,218
Deferred income tax liability-current	1,298	1,976

Total current liabilities	106,322	$99,738

Unrecognized tax benefits – non-current	1,265	834
Other long-term liabilities	114	109

Total liabilities	$107,701	$100,682

Commitments and contingencies
Stockholders’ equity:
Common stock	$453	$450
Additional paid-in capital	209,369	207,865
Treasury stock, at cost	(3,617)	(1,953)
Statutory reserve	14,819	13,874
Accumulated deficit	(26,705)	(31,018)
Accumulated other comprehensive income	16,751	18,570

Total stockholders’ equity	$211,070	$207,788

Total Liabilities and Stockholders’ Equity	$318,771	$308,469

(1)	December 31, 2007 balances were extracted from audited financial statements.

ASIAINFO HOLDINGS, INC.

CONDENSED INFORMATION FOR REPORTABLE SEGMENTS (UNAUDITED)

	(Amounts in thousands of US$) Three Months Ended
	March 31, 2008			March 31, 2007			December 31, 2007
	AsiaInfo Technologies	Lenovo – AsiaInfo	Total	AsiaInfo Technologies	Lenovo – AsiaInfo	Total	AsiaInfo Technologies	Lenovo – AsiaInfo	Total
Revenues:
Software products and solutions	$24,452	$2,687	$27,139	$17,513	$2,087	$19,600	$23,652	$6,785	$30,437
Service	3,304	37	3,341	3,465	104	3,569	3,936	393	4,329
Third party hardware	4,323	203	4,526	6,884	2	6,886	5,908	97	6,005

Total revenues	32,079	2,927	35,006	27,862	2,193	30,055	33,496	7,275	40,771

Cost of revenues:
Software products and solutions	10,281	875	11,156	8,256	717	8,973	10,888	2,408	13,296
Service	1,674	40	1,714	1,562	134	1,696	2,003	179	2,182
Third party hardware	4,107	189	4,296	6,540	2	6,542	5,613	92	5,705

Total cost of revenues	16,062	1,104	17,166	16,358	853	17,211	18,504	2,679	21,183

Gross profit	16,017	1,823	17,840	11,504	1,340	12,844	14,992	4,596	19,588

Business unit expenses:
Sales and marketing	5,885	2,010	7,895	4,386	1,684	6,070	5,157	2,686	7,843
General and administrative (1)	577	13	590	(91)	10	(81)	(271)	(15)	(286)
Research and development	4,110	548	4,658	3,673	413	4,086	4,365	500	4,865

Total business unit expenses	10,572	2,571	13,143	7,968	2,107	10,075	9,251	3,171	12,422

Gain on settlement of escrow	—	—	—	—	2,734	2,734	—	—	—

Contribution profit (loss)	5,445	(748)	4,697	3,536	1,967	5,503	$5,741	$1,425	$7,166

Corporate general and administration	—	—	2,019			2,029			2,162

Operating profit			$2,678			$3,474			$5,004

(1)	General and administrative expenses reported reflect only the direct controllable expenses of each business unit and do not include allocation of corporate general and administrative expenses.

The following is a reconciliation of operating segment contribution profit to income before provision for income taxes and discontinued operations:

	Three months ended (Amounts in thousands of US$)
	March 31, 2008	March 31, 2007	December 31, 2007
Total contribution profit for reportable segments	4,697	5,503	7,166
Corporate general and administrative expenses	(2,019)	(2,029)	(2,162)
Interest income	1,215	1,122	1,336
Gain from sales of short term investments	1,174	25	53
Dividend	219	435	311
Other expense, net	(274)	(72)	(183)

Income before provision for income taxes and discontinued operations	5,012	4,984	6,521

First Quarter 2008 Conference Call Details

AsiaInfo management will hold an earnings conference call at 5:00 p.m. Pacific Time / 8:00 p.m. Eastern Time on April 23 (8:00 a.m. Beijing/Hong Kong Time on April 24, 2008). Management will discuss results and highlights of the quarter and answer questions. The dial-in numbers for the conference call are as follows:

U.S. Toll Free: +1-866-549-1292

China Toll Free: 8008-697-678

Hong Kong and International: +852-3005-2050

The passcode for the call is 408313.

A replay of the call will be available from 8:00 p.m. Pacific Time on April 23, 2008 until 8:00 p.m. Pacific Time on May 24, 2008 by dialing one of the following numbers:

U.S Toll Free: +1-866-753-0743

China Toll Free: 8008-697-680

Hong Kong and International: +852-3005-2020

The passcode for the replay is 134936.

Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at http://www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains presentations of the following “Non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The Non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurement required by GAAP and should not be considered measures of the Company’s liquidity. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the Non-GAAP financial measures to the nearest comparable GAAP measures.

(1) Net revenue (Non-GAAP)

AsiaInfo’s net revenue (Non-GAAP) represents total revenue net of hardware costs that are passed through to our customers. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenues (Non-GAAP) to GAAP total revenues

	2008 Q1			2007 Q1			2007 Q4
	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total
				(in thousands of US dollars)
Net Revenue (Non-GAAP)	27,972	2,738	30,710	21,322	2,191	23,513	27,883	7,183	35,066
Third Party Hardware Costs	4,107	189	4,296	6,540	2	6,542	5,613	92	5,705

Total Revenues	32,079	2,927	35,006	27,862	2,193	30,055	33,496	7,275	40,771

(2) Non-GAAP net income

Non-GAAP net income excludes certain non-cash expenses, including share-based compensation expenses, amortization of acquired intangible assets, after-tax dividend income, gain on discontinued operations, and other operating income. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain non-cash expenses that may not be indicative of our operating performance. Management uses the Non-GAAP net income measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes the Non-GAAP net income measure, when read in conjunction with the Company’s GAAP net income measure and other GAAP financials, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of Non-GAAP net income to GAAP net income

	2008 Q1	2007 Q1	2007 Q4
	(in US dollar thousands)
GAAP net income	5,259	6,396	8,461
Adjustments:
- Share based compensation	690	939	1,369
- Amortization of acquired intangible assets	446	552	415
- Gain on discontinued operations	(980)	(1,445)	(1,848)
- Gain on settlement of escrow	—	(2,734)	—
- Dividend income, net of tax	(219)	(435)	(254)

Non-GAAP net income	5,196	3,273	8,143

(3) Non-GAAP Net Income Per Basic Share.

Non-GAAP net income per share is calculated based on Non-GAAP net income. Like Non-GAAP net income, Non-GAAP net income per share excludes certain non-cash expenses, including share-based compensation expenses, amortization of acquired intangible assets, after-tax dividend income, gain on discontinued operations, and other operating income. Management believes that non-GAAP net income per share, when used in conjunction with the Company’s GAAP net income per share, provides useful information to investors for the same reasons discussed above regarding Non-GAAP net income. In addition, Non-GAAP net income per share allows investors to evaluate the Company’s operating performance from period to period on a per share basis, thus providing a useful basis for assessing the Company’s value on a per share basis.

Reconciliation of Non-GAAP net income per share to GAAP net income per share

	2008 Q1	2007 Q1	2007 Q4
GAAP net income per basic share	0.12	0.15	0.19
Adjustments:
- Share based compensation	0.02	0.02	0.03
- Amortization of acquired intangible assets	0.01	0.01	0.01
- Gain on discontinued operations	(0.02)	(0.03)	(0.04)
- Gain on settlement of escrow	—	(0.06)	0.00
- Dividend income, net of tax	(0.01)	(0.01)	(0.01)

Non-GAAP net income per basic share	0.12	0.08	0.18

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

The information contained in this document is as of April 23, 2008. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; and political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

China Contacts:

For Investors and Media:

Justin Knapp

Ogilvy Public Relations Worldwide

Email: justin.knapp@ogilvy.com

Tel: +86 (10) 8520-6556